EXHIBIT 99.1

KENNETH E. STINSON
CHAIRMAN AND CEO

November 12, 2004

Dear Kiewit Stockholders:

Last January, based on preliminary approval of our Board of Directors, we began pursuing the potential distribution of our excess cash to our stockholders and the creation of a separate investment fund.

The process of creating the fund is taking longer than anticipated and at this point, we do not expect the process to be completed and the fund to be established until sometime in 2005.

Meanwhile, the Board of Directors has discussed the possibility of making a significant cash distribution to stockholders prior to the end of this year in order to assure the current favorable tax treatment of such a distribution.  Were such a distribution made, stockholders would subsequently have had the opportunity to invest some or all of such cash in the fund once it was ultimately established.  However, the outcome of the November election gives comfort that the favorable tax treatment of a cash distribution would continue into the foreseeable future.  After taking into account this and other relevant considerations, the Board of Directors has decided not to make the cash distribution prior to year end.

We will continue to pursue the fund with U.S. and Canadian regulators.  Once their review is complete, our current plan would be to make a significant cash distribution and, in a separate but concurrent transaction, offer fund units to our employee stockholders.  Prior to those transactions, we plan to hold stockholder meetings in various locations in the U.S. and Canada.

We will keep you advised of substantive developments.

/s/ Ken
Ken Stinson
KS/cmb

The information about the fund in this letter is not complete and may be changed.  The fund may not sell units until the registration statement filed with the SEC is effective.  This letter is not an offer to sell these units and is not soliciting an offer to buy these units in any state where the offer or sale is not permitted.

Prospective investors should consider the investment objectives, risks, and charges and expenses of the fund carefully before investing.  The fund’s prospectus will contain this and other information about the fund and should be read carefully before investing.  You will be sent a copy of the fund’s prospectus when one is available.